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                                                               Exhibit (a)(1)(G)


                          WITHHOLDING TAX ELECTION FORM

To:      Bell Microproducts Inc.
         1941 Ringwood Avenue
         San Jose, California 95131-1721
         Facsimile:  (408) 467-2720
         Attn:  Linda Teague

         As a result of my participation in the Bell Microproducts Inc. (the "Company") exchange offer (the "Exchange Offer"), which was effective from November 25, 2002 through ______________, the Company issued to me restricted stock units under the Company's 1998 Amended and Restated Stock Plan, as amended. Twenty-five percent (25%) of these restricted stock units will vest on _______________ (the "Vest Date"). In accordance with the terms of the Exchange Offer, I understand that I am required to notify you within sixty (60) days of the Vest Date of the manner that I have chosen to satisfy my income and payroll tax obligations resulting from the issuance of shares of common stock of the Company to me on the Vesting Date.

         I understand that I have been provided with various methods to satisfy my tax obligations, as described below, and that I may only elect ONE (1) of the specified alternatives. I have indicated below, by marking my election, the ONE
(1) alternative that I have chosen, and am returning this Withholding Tax Election Form to you to notify you of such election.

         [   ]    I hereby authorize the Company to make [four (4) equal
                  payroll deductions / two (2) equal payroll deductions] to pay my minimum income and payroll taxes. I understand that the such withholdings will begin in the first pay period following the Vesting Date. I hereby further authorize the Company to deduct the entire amount of my income and payroll tax obligation from my final paycheck in the event that my employment is terminated for any reason before I have satisfied my income and payroll tax obligations.

         [   ]    I will, within thirty (30) days following the Vesting Date, deliver to the Company a personal check to pay all of my minimum income and payroll taxes. I understand that: (i) if I have not delivered valid payment to satisfy my minimum tax obligation prior to the expiration of the 30-day period to the Company, the Company will, and is hereby authorized to, withhold from my first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy all of the unsatisfied portion of my minimum income and payroll tax obligation; and (ii) the Company will, and is hereby authorized to, deduct the entire amount of my minimum income and payroll tax obligation from my final paycheck in the event that my employment is terminated for any reason before I have satisfied my income and payroll tax obligations.

         [   ]    I will, within thirty (30) days following the Vesting
                  Date, instruct E*Trade to sell a sufficient portion of my shares of common stock from my Options Link account to pay my minimum income and payroll taxes. I understand that upon such sale, E*Trade will automatically withhold an amount sufficient to pay my minimum income and payroll taxes and remit it directly to the Company on my behalf, and that I will receive all other proceeds from the sale. I further understand that:
                  (i) if I have not initiated the sale of a sufficient number of shares from my Options Link account to satisfy my minimum tax obligation prior to the expiration of the 30-day period, the Company will, and is hereby authorized to, withhold from my first paycheck (and subsequent paychecks if necessary) following the expiration of the 30-day period an amount sufficient to satisfy all of the


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                  unsatisfied portion of my minimum income and payroll tax
                  obligation; and (ii) the Company will, and is hereby authorized to, withhold the entire amount of my minimum income and payroll tax obligation from my final paycheck in the event that my employment is terminated for any reason before I have satisfied my income and payroll tax obligations.

         IN WITNESS WHEREOF, I have duly executed this Withholding Tax Election Form as of the date set forth below.


                                                  Date:
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Employee Signature


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Print Name of Employee


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Tax Identification Number